Exhibit 99.1

Horizon Technology Finance Provides First Quarter 2019 Portfolio Update

- Originates $40.2 Million of New Loans -

- Fourth Consecutive Quarter of Portfolio Growth -

- Successfully Completed $23.3 Million Capital Raise; Expands Financial Capacity -

Farmington, Connecticut – April 10, 2019 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today provided its portfolio update for the first quarter ended March 31, 2019.

“We had a strong start to 2019 as we built upon the success of our prior year and the robust demand for our venture debt loans from both new and existing portfolio companies,” said Gerald A. Michaud, President of Horizon. “Our team originated over $40 million of new loans, allowing us to increase the size of our portfolio for the fourth consecutive quarter. In addition, two of our portfolio companies prepaid their loans in full, and we also received proceeds from the sale of two portfolio investments. This is a testament to our effective predictive pricing strategy and our ability to structure our investments to benefit from capital appreciation opportunities. With our balance sheet further fortified by our recent capital raise, we remain well positioned to continue delivering long-term value to shareholders.”

Originations

Horizon funded six loans during the first quarter of 2019 totaling $40.2 million:

•	$15.0 million to a new portfolio company, Mustang Bio, Inc., a clinical-stage biopharmaceutical company focused on translating today’s medical breakthroughs in cell and gene therapies into potential cures for hematologic cancers, solid tumors and rare genetic diseases.
•	$10.0 million to a new portfolio company, a leading provider of critical power analytics and facility management services.
•	$8.5 million to a new portfolio company, Betabrand Corporation, a crowdfunded online clothing community that designs, manufactures, and consistently releases new products.
•	$2.5 million to an existing portfolio company, New Signature US, Inc. (“New Signature”), a leading cloud-first, full-service Microsoft provider and consultancy that delivers professional and managed services to a global client base; including $1.5 million of which Horizon funded to Horizon Secured Loan Fund I (“HSLFI”), a joint venture, for its investment in New Signature.
•	$2.5 million to an existing portfolio company, Catasys, Inc., a leading AI and technology-enabled healthcare company.
•	$1.7 million to an existing portfolio company, IntelePeer Holdings, Inc. (“IntelePeer”), a leading provider of business communications; including $0.6 million of which Horizon funded to HSLFI for its investment in IntelePeer.

Liquidity Events

Horizon experienced liquidity events from three portfolio companies in the first quarter of 2019, which encompassed outstanding principal prepayments of $13.2 million, compared to $24.5 million during the fourth quarter of 2018:

•	In February, Rocket Lawyer Incorporated (“Rocket Lawyer”) prepaid its outstanding principal balance of $9.7 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Rocket Lawyer.
•	In February, Luxtera, Inc., in connection with its sale to Cisco, prepaid its outstanding principal balance of $3.5 million on its venture loan, plus interest and prepayment fee, and Horizon received proceeds of approximately $0.8 million in connection with the termination of Horizon’s warrants.
•	In February, Horizon received proceeds of approximately $1.0 million upon the sale of Horizon’s equity investment in Insmed Incorporated.

Subsequent Events

Subsequent to the first quarter:

•	Horizon funded a $15.0 million loan to a new portfolio company, Encore Dermatology, Inc., a specialty pharmaceutical company focused on the U.S. dermatology market.
•	Powerhouse Dynamics, Inc. (“Powerhouse”) prepaid its outstanding principal balance of $0.4 million on its venture loan, plus interest and prepayment fee. Powerhouse also completed a sale transaction from which Horizon received proceeds of approximately $0.1 million in connection with the termination of Horizon’s warrants in Powerhouse.

Principal Payments Received

During the first quarter of 2019, Horizon received regularly scheduled principal payments on investments totaling $4.5 million, compared to regularly scheduled principal payments totaling $4.6 million during the fourth quarter of 2018.

Commitments

During the first quarter ended March 31, 2019, Horizon closed new loan commitments totaling $72.2 million to six companies, compared to new loan commitments of $53.5 million to five companies in the fourth quarter of 2018.

Pipeline

As of March 31, 2019, Horizon’s unfunded loan approvals and commitments (“Committed Backlog”), all priced at floating interest rates, were $59.5 million to eight companies. This compares to a Committed Backlog of $41.5 million to six companies as of December 31, 2018. While Horizon’s portfolio companies have discretion whether to draw down such commitments, the right of a portfolio company to draw down its commitment is often subject to achievement of specific milestones and other conditions to borrowing.

Capital Markets Activity, Warrant and Equity Portfolio

During the first quarter, the Company successfully completed an accretive common equity offering at a premium to NAV, generating $23.3 million in net proceeds.

As of March 31, 2019, Horizon held a portfolio of warrant and equity positions in 76 portfolio companies, including 64 private companies, which provides the potential for future additional returns to Horizon’s shareholders.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon also has regional offices in Pleasanton, California, Reston, Virginia and Boston, Massachusetts. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Brian Ruby

brian.ruby@icrinc.com

(203) 682-8268